Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

PETROLOGISTICS GP LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PetroLogistics GP LLC, a Delaware limited liability company (the “Company”), dated as of June 9, 2011, is adopted, executed and agreed to by Propylene Holdings LLC, a Delaware limited liability company, as the Company’s sole member (the “Member”).

1.                                 Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”) by filing a Certificate of Formation with the Secretary of State of the State of Delaware on June 9, 2011 (as amended and restated from time to time, the “Certificate”).

2.                                 Name. The name of the Company is “PetroLogistics GP LLC” and all Company business shall be conducted under such name or such other or additional name or names and variations thereof as the Member may from time to time determine. The Member shall file, or cause to be filed, any fictitious name certificate and similar filings, any amendments thereto, that the Member considers appropriate or advisable.

3.                                 Term. The Company shall have a perpetual existence.

4.                                 Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

5.                                 Principal Place of Business. The principal place of business of the Company shall be at 909 Fannin, Suite 2630, Houston, TX 77010. At any time, the Member may change the location of the Company’s principal place of business.

6.                                 Registered Office and Agent. The registered office, and name and address of the registered agent, of the Company in the State of Delaware shall be as set forth in the Certificate.

7.                                Member. The name and mailing address of the Member is as follows:

Name

Propylene Holdings LLC

Address

909 Fannin, Suite 2630

Houston, TX 77010

8.                                 Contributions. The Member has made initial contributions to the capital of the Company, as reflected in the Company’s books and records, in exchange for a membership interest in the Company, such that the Member owns 100% of the membership interests in the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

9.                                 Taxes. The Board shall cause the timely preparation and filing (on behalf of the Company) of all state and local tax returns, if any, required to be filed by the Company. The Company and the Member acknowledges that for federal income tax purposes, the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the member interests in the Company are owned by the Member.

10.                          Distributions. At the times and in the aggregate amounts as determined by determined by the Board, the Member shall be entitled to receive all distributions (including, without limitation, liquidating distributions) made by the Company. Other than as set forth herein, the Member shall be entitled to enjoy all other rights, benefits and interests in the Company.

11.                          Management and Control of the Company.

11.1 Establishment of Board of Directors; Removal and Resignation.

(a)                            Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of Directors (the “Board”) comprised of one or more directors (the “Directors”), which number may be established, increased or decreased as determined from time to time by the Member. Each Director shall be at least 18 years of age and a majority of Directors serving on the Board shall be legal residents of the United States. A Director need not be a Member, a citizen of the United States or a resident of the state of Delaware.

(b)                            Any Director may be removed with or without cause by the Member. If, as a result of the removal, resignation or death of any Director, a vacancy occurs in the Board, such vacancy shall be filled by the Member. Such Director elected to fill a vacancy on the Board shall serve as a Director until removed pursuant to the terms of this Agreement.

11.2 Member to Manage Company Through Board of Directors. The Member shall manage the Company only through the Board, and the Member, in its capacity as such, shall have no authority or right to act on behalf of or bind the Company in connection with any matter.

11.3 Power and Authority of Directors. Except as otherwise specifically provided herein, the Board shall have the right on behalf and in the name of the Company to perform all actions necessary, convenient or incidental to the accomplishment of the purposes and authorized acts of the Company contemplated herein and each Director shall possess and may enjoy and exercise all of the rights and powers of a “manager” as provided in and under the Act; and each Director shall be a “manager” for purposes of the Act; provided, however, that no individual Director shall have the authority to act for or bind the Company without the requisite consent of the Board as provided herein. The Member agrees that all determinations, decisions and actions made or taken by the Board (or its designee(s)) shall be conclusive and absolutely binding upon the Company, the Member (but only in its capacity as such) and its respective successors, assigns and personal representatives.

11.4 Meetings of the Board.

(a)                            Meetings of the Board are expected to be held on approximately a quarterly basis, but in any event shall be held not less than annually, when called by either the chairman thereof or the Member, upon not less than five (5) business days’ advance written notice to the members of the Board by the chairman or the Member. Attendance at any meeting of the Board shall constitute waiver of notice of such meeting. The quorum for a meeting of the Board shall be a simple majority of its voting members. Members of the Board may participate in any meeting of the Board by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. All action taken by the Board shall be by a vote of a simple majority of the voting members present at a meeting thereof in person or by telephone in which there is a quorum.

(b)                            The Board may also take action without any meeting of the members of the Board by written consent of a simple majority of the members setting forth the action to be approved; provided, however, that notice of all such actions shall be promptly given to the other members of the Board and YSOF Propylene Investor, LLC, a member of PL Manufacturing LLC, a Delaware limited liability company that indirectly wholly-owns the Company (“PL Manufacturing”).

Notwithstanding anything to the contrary contained in this Section 11, without the prior consent of the Board of Managers of PL Manufacturing, the Board may not take any action, or exercise any rights or powers, with respect to the Company that the Board of Managers of PL Manufacturing would be precluded from taking with respect to PL Manufacturing pursuant to the terms and provisions of the Amended and Restated Limited Company Agreement of PL Manufacturing, as amended.

12.                          Officers. The Board is authorized to designate one or more persons to be officers of the Company. Officers are not “managers,” as that term is used in the Act. Any officers who are so designated by the Board shall have such titles and authority to perform such duties incident to such person’s office as may from time to time be conferred upon or assigned to it by the Board. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board. Any officer may be removed as such, either with or without cause, by the Board. Designation of an officer shall not of itself create any contract rights. In addition, the Board is authorized to employ, engage and dismiss, on behalf of the Company, any person, including an affiliate of the Member, to perform services for, or furnish goods to, the Company.

13.                          Dissolution. Subject to Section 11, the Company shall be dissolved and its affairs wound up upon the decision of the Board to dissolve the Company. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve. For the avoidance of doubt, the exclusive means by which the Company may be dissolved are set forth in this Section 13 and the Company will not be dissolved upon the death, retirement, resignation, expulsion, bankruptcy, or dissolution of the Member or upon the occurrence of any other event which terminates the continued membership of the Member in the Company.

14.                          Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

15.                          Exculpation. No Member, director, officer, employee or any of their respective affiliates, or any of their respective equity owners, members, partners, shareholders, directors, officers or employees (each, an “Indemnitee”) shall be liable, in damages or otherwise, to the Company or any Member for any act or omission performed or omitted to be performed by such Indemnitee pursuant to the authority granted by this Agreement, except if (i) the Indemnitee did not act in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of the Company, or (ii) the Indemnitee’s conduct constituted, as determined by a court of competent jurisdiction, gross negligence, willful misconduct or criminal conduct.

16.                          Indemnification.

16.1   To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnitee from and against any and all claims, liabilities and expenses of whatever nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, except if (i) the Indemnitee did not act in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of the Company, or (ii) the Indemnitee’s conduct constituted, as determined by a court of competent jurisdiction, gross negligence, willful misconduct or criminal conduct. The termination of any action, suit or proceeding by judgment, order, settlement or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner specified in clause (i) or (ii) above.

16.2   Expenses (including attorneys’ fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding whether civil, criminal, administrative or investigative, may be advanced by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder.

16.3   The indemnification provided by this Section 16 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Board, as a matter of law or otherwise, both (i) as to action in the Indemnitee’s capacity as an Indemnitee and (ii) as to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

16.4 Any indemnification hereunder shall be satisfied only out of, and limited to, the assets of the Company (including insurance and any agreements pursuant to which the Company, its officers, directors or employees are entitled to indemnification), and the Indemnitees shall not, in such capacity, be subject to personal liability by reason of these indemnification provisions.

17.                          Expenses. The Company shall pay for any and all expenses, costs and liabilities incurred in the conduct of the business of the Company and its subsidiaries in accordance with the provisions hereof (collectively, “Company Expenses”). If the Board determines that funds are necessary to pay any Company Expense, the Company may borrow funds from any person, including the Member, for the purpose of paying such Company Expense.

18.                          Assignments. The Member may assign in whole or in part its membership interest in the Company in accordance with the Act.

19.                          Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member upon such terms and conditions as the Member, in its discretion, shall approve. In the event of the admission of any new member or members, the Member and such additional member or members shall execute an appropriate amendment to this Agreement reflecting such terms and conditions and such other matters which the Member deems appropriate or upon which the Member and such additional member or members shall agree.

20.                          Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

21.                          Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principle of conflict-of-laws.

22.                          Effective Date. This Agreement shall be effective as of the date of the formation of the Company pursuant to Section 18-201 of the Act.

23.                          Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

[signature page follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date written first above.

MEMBER:

PROPYLENE HOLDINGS LLC

By:	/s/ Sharon Spurlin
Name: Sharon Spurlin
Title: Senior Vice President and
Chief Financial Officer